Instructions for Withdrawal

of

Previously Tendered Auction-Rate Preferred Shares

of

PIMCO Corporate & Income Opportunity Fund,

PIMCO Corporate & Income Strategy Fund,

PIMCO Income Strategy Fund,

PIMCO Income Strategy Fund II or

PIMCO High Income Fund

(each, a “Fund” and, collectively, the “Funds”)

If you tendered to any of the Funds, each a Massachusetts business trust registered under the Investment Company Act of 1940, in connection with the offer by each Fund to purchase for cash up to 100% of its outstanding preferred shares of beneficial interest, par value $0.00001 per share and liquidation preference of $25,000 per share, designated Auction-Rate Preferred Shares (with respect to each Fund, the “Preferred Shares”), upon the terms and subject to the conditions set forth in the offer to purchase dated June 25, 2019 (the “Offer to Purchase”) and each Fund’s related letter of transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase, each as amended or supplemented from time to time, constitutes such Fund’s “Offer” and, collectively, the “Offers”), and you wish to withdraw all or any of your Preferred Shares, please fill out the attached Notice of Withdrawal. If your Preferred Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Preferred Shares.

1. Withdrawal. If you have tendered your Preferred Shares pursuant to an Offer, you may withdraw your Preferred Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to the address set forth on the first page of the Notice of Withdrawal. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Shares.

2. Delivery of Notice of Withdrawal. Deutsche Bank Trust Company Americas (the “Tender Agent”) must receive the Notice of Withdrawal prior to 5:00p.m., New York City time, on July 25, 2019 (the “Expiration Date”), unless the Offer is extended. The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Preferred Shares. Any documents related to a withdrawal will be deemed delivered only when actually received by the Tender Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares. You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares.

3. Procedures and Signature Guarantee. The Notice of Withdrawal must specify the name of the Fund, name of the person who tendered the Preferred Shares to be withdrawn, the number of Preferred Shares to be withdrawn and the name of the registered holder of Preferred Shares, if different from that of the person who tendered such Preferred Shares. If the Preferred Shares to be withdrawn have been delivered to the Tender Agent, a signed notice of withdrawal or an Agent’s Message (as defined in the Offer to Purchase) with (except in the case of Preferred Shares tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the withdrawal of such Preferred Shares. In addition, such notice must specify the name and number of the account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be credited with the withdrawn Preferred Shares. An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP). If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to a Fund of their authority to so act.

NOTICE OF WITHDRAWAL

of Auction-Rate Preferred Shares

of

PIMCO Corporate & Income Opportunity Fund

PIMCO Corporate & Income Strategy Fund

PIMCO Income Strategy Fund

PIMCO Income Strategy Fund II

PIMCO High Income Fund

(each, a “Fund” and, collectively, the “Funds”)

(PIMCO Corporate & Income Opportunity Fund: Auction-Rate Preferred Shares Series M, Series T, Series W, Series TH and

Series F)

(PIMCO Corporate & Income Strategy Fund: Auction-Rate Preferred Shares Series M, Series T, Series W, Series TH and Series F)

(PIMCO Income Strategy Fund: Auction-Rate Preferred Shares Series T, Series W and Series TH)

(PIMCO Income Strategy Fund II: Auction-Rate Preferred Shares Series M, Series T, Series W, Series TH and Series F)

(PIMCO High Income Fund: Auction-Rate Preferred Shares Series M, Series T, Series W, Series TH and Series F)

Previously Tendered

Pursuant to the Offer to Purchase Dated June 25, 2019

THE WITHDRAWAL DEADLINE IS 5:00P.M., NEW YORK CITY TIME, ON JULY 25, 2019,

UNLESS THE OFFER IS EXTENDED

This Notice of Withdrawal is Submitted to:

Deutsche Bank Trust Company Americas

via DB Services Americas, Inc.

By First Class Mail, By Overnight Courier, By Hand:

Deutsche Bank Trust Company Americas

DB Services Americas, Inc.

MailStop JCK01-0218

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

If you have any questions regarding this Notice of Withdrawal, please contact Deutsche Bank Trust Company Americas, at

(877) 843-9767 or at DB.Reorg@db.com

DESCRIPTION OF PREFERRED SHARES WITHDRAWN

Enter the Name (and Series if applicable) of Fund:
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank)	Preferred Shares Withdrawn*
1 ☐ All 2 ☐ Partial: _______________
* Unless otherwise indicated, it will be assumed that all Preferred Shares are being withdrawn.

This Notice of Withdrawal is to be completed if you tendered Preferred Shares of a Fund in connection with an Offer by any of the Funds and wish to withdraw shares tendered.

☐    CHECK HERE IF YOUR PREFERRED SHARES WERE TENDERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE TENDER AGENT AND COMPLETE THE FOLLOWING. PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered Holder(s):	___________________________________________________

Window Ticket No. (if any):	___________________________________________________

Date of Execution of Notice of Guaranteed Delivery:	______________________________________________________

Name of Institution which Guaranteed Delivery:	______________________________________________________

Signatures are required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.

PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS

NOTICE OF WITHDRAWAL CAREFULLY.

Name of Fund:

Signature(s) of Owner(s):

Date: ____________, 2019

Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)

(Required if Preferred Shares have been delivered to the Tender Agent)

[For use by financial institutions only. Place medallion guarantee in space below.]